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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the incorporation by reference herein of our report dated January 19, 2001, relating to the consolidated balance sheets of BEACH FIRST BANCSHARES, INC. and subsidiary as of December 31, 2000, and 1999, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of BEACH FIRST BANCSHARES, INC., and to the reference to our firm under the heading "Experts" in this Amendment No. 3 to the Form S-2 filing, Registration No. 333-57120.



/s/ Elliott, Davis & Company, LLP
Elliott, Davis & Company, LLP
Greenville, South Carolina
July 17, 2001